Exhibit 10.7

EXECUTION COPY

DATED 7 SEPTEMBER 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

and

DEUTSCHE BANK AG, LONDON BRANCH
as Dealer Manager

DEALER MANAGER AGREEMENT

SCHEDULE 1	Conditions Precedent Documentation	14

THIS AGREEMENT is made on 7 September 2009

BETWEEN:

(1)	CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Purchaser"); and

(2)	DEUTSCHE BANK AG, LONDON BRANCH ("Deutsche Bank", which expression shall, for the purposes of this Agreement, include any affiliate of Deutsche Bank AG, London Branch) (the "Dealer Manager");

both collectively referred to as the "Parties".

WHEREAS:

(A)
The Purchaser has, in a tender offer memorandum dated 7 September 2009 (the "Offer to Purchase"), invited holders of the outstanding EUR 245 million 8.25% Notes due May 2012 (the "Notes") to tender such Notes for purchase for cash by the Purchaser on the terms and conditions set out in the Offer to Purchase (the " Offer").

IT IS AGREED as follows:

1.	INTERPRETATION

Unless the contrary is stated, terms and expressions defined in the Offer to Purchase shall have the same meanings in this Agreement.  Any reference in this Agreement to a clause, sub-clause or schedule is, unless otherwise stated, to a clause or sub-clause of or schedule to this Agreement.

2.	DEFINITIONS

The terms which follow, when used in this Agreement, shall have the meanings indicated.

"affiliate" has the meaning given to it in Rule 405 under the Securities Act, as amended;

"Agreements" means this Agreement and the Tender Agency Agreement;

"Business Day" means, for all purposes other than payments, any day (other than a Saturday, a Sunday, or a public holiday) on which commercial banks and foreign exchange markets are open for business in London and for payment, any day (other than a Saturday, a Sunday, or a public holiday) on which commercial banks and foreign exchange markets are open for business in London;

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses) except for punitive and consequential damages (being loss of goodwill, opportunity or profit);

"Offer Materials" means the documentation that the Purchaser has prepared or approved in connection with the Offer, including each of:

(a)
the Offer to Purchase and any information incorporated by reference therein on the Launch Date but not including any subsequent revision, supplement or amendment to, or incorporation of information in, the Offer to Purchase;

(b)
any amendments or supplements to the Offer to Purchase, as so amended or supplemented, including any information incorporated by reference in the Offer to Purchase by way of such amendments or supplements, in each case as at the date of such amendments or supplements;

(c)
any announcement previously approved by the Purchaser relating to the Offer made (i) by the issue of a press release to a Notifying News Service and/or (ii) by the delivery of a notice (including a "DACE" Notice) to the Clearing Systems for communication to Direct Participants, and/or obtainable from the Tender Agent; and

(d)
such other announcements, press releases, notices, advertisements, information and/or written material as may be prepared or previously approved by the Purchaser for distribution and/or use in connection with the Offer;

"person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

"Relevant Party" means the Dealer Manager and its affiliates, directors, officers, employees, agents or controlling persons (within the meaning of section 15 of the Securities Act and section 20 of the Exchange Act);

"Securities Act" means the U.S. Securities Act of 1933, as amended;

"Tender Agency Agreement" means the tender agency agreement between the Purchaser and the Tender Agent dated 7 September 2009; and

"Tender Agent" means Deutsche Bank AG, London Branch.

3.	AUTHORISATION

The Purchaser confirms it has:

3.1.1	authorised the Dealer Manager to act on its behalf in connection with the Offer and in accordance with this Agreement; and

3.1.2	prepared and approved the Offer Materials and authorises the Dealer Manager to use the Offer Materials in connection with the Offer and make market announcements in relation to the Offer.

4.	APPOINTMENT OF THE DEALER MANAGER IN RESPECT OF THE OFFER

4.1
The Purchaser agrees that the Dealer Manager and its affiliates will act as dealer manager in connection with the Offer and that the Purchaser will not appoint any other person in connection with the Offer to carry out the services specified in this Agreement.  The Purchaser authorises the Dealer Manager to act on its behalf in connection with the Offer.

4.2
The Dealer Manager accepts its appointment as dealer manager in connection with the Offer, and agrees (to the extent permitted by applicable law) to perform the following services in connection with the Offer:

4.2.1
to use its reasonable endeavours to identify eligible Noteholders and to present the Offer to them on behalf of the Purchaser (including making copies of the Offer Materials available to eligible Noteholders).  It is agreed that the Purchaser has given full authority to the Dealer Manager to identify Noteholders by such means as the Dealer Manager considers necessary or desirable;

4.2.2	to make its employees available at all reasonable times to answer queries from, and provide additional information to, Noteholders in connection with the Offer;

4.2.3	to provide assistance as and when requested by the Purchaser in relation to any decision to extend, re-open, amend, waive any condition of or terminate the Offer;

4.2.4	to communicate with the Tender Agent with respect to matters relating to the Offer;

4.2.5	to make or arrange for the making of such announcements on behalf of the Purchaser as are agreed between the Parties in connection with the Offer; and

4.2.6
to provide such other advice and assistance and undertake such other duties (including, but not limited to, those duties specifically ascribed to the Dealer Manager in the Offer Materials) in connection with the Offer that the Purchaser may reasonably request and as agreed in writing between the Parties from time to time.

4.3
The Dealer Manager may, in its sole discretion, continue to own or dispose of, in any manner it may elect, any Notes it may beneficially own at the date of this Agreement or acquire after such date, in any such case subject to applicable law and, in particular, the Dealer Manager has no obligation to the Purchaser pursuant to this Agreement, or otherwise, in respect of Notes beneficially owned by it to tender or refrain from tendering such Notes in the Offer, provided, however, that the Dealer Manager has  not taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or might reasonably be expected to constitute, the manipulation of the price of any security to facilitate the Offer.

4.4
The Purchaser agrees that, from the date of this Agreement, it will not (unless required to do so by applicable law or regulation) file or publish any material (including any announcement, press release, notice, advertisement or similar information) in connection with the Offer or that uses the name of the Dealer Manager or refers to the Dealer Manager or its relationship with the Purchaser in connection with the Offer, without the Dealer Manager's prior written consent or, as the case may be, the Dealer Manager's prior written consent to the form of such reference, which consent, in each case, shall not be unreasonably withheld or delayed.

4.5
The Purchaser agrees that neither the Dealer Manager nor any of its affiliates shall have any liability to the Purchaser or any other person for any Loss arising from any act or omission on the part of any broker or dealer in securities (a "Dealer"), bank or trust company, or any other person in connection with the Offer, and neither the Dealer Manager nor any of its affiliates shall be liable for any Loss arising from its own acts or omissions in performing its obligations as dealer manager under this Agreement or otherwise in connection with the Offer, except to the extent that any such Loss is finally judicially determined to have resulted from the bad faith, gross negligence or wilful misconduct of or by the Dealer Manager or its affiliates, as applicable.

4.6
No Dealer, bank or trust company soliciting or obtaining tenders of Notes in the Offer is to be deemed to be acting as the Dealer Manager's agent or the agent of the Purchaser or any of its affiliates, and the Dealer Manager, as dealer manager in connection with the Offer, is not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of the Purchaser or any of its affiliates, equity holders, creditors or of any other person.  In acting in accordance with the terms of this Agreement, the Dealer Manager shall not be acting, and shall not be deemed for any purpose to act, as a partner or joint venturer of or a member of a syndicate or group with the Purchaser or any of its affiliates in connection with the Offer, any purchase of the Notes or otherwise, and neither the Purchaser nor its affiliates shall be deemed to act as agent of the Dealer Manager.  The Purchaser shall have sole authority for the acceptance or rejection of any and all tenders of Notes in the Offer.

5.	COMPENSATION

5.1
Fee: The Purchaser will pay to the Dealer Manager in respect of the services provided by the Dealer Manager hereunder (i) a fixed fee of €200,000, plus (ii) if the aggregate principal amount of the Notes purchased pursuant to the Offer (the “Accepted Principal Amount”) exceeds €30,000,000, a fee equal to 0.5% multiplied by the difference between the Accepted Principal Amount and €30,000,000, which shall in aggregate be due and payable on the Settlement Date.

5.2	General Expenses: Whether or not Notes are offered for sale by holders or accepted by the Purchaser, the Purchaser shall pay or cause to be paid to the Dealer Manager:

5.2.1
all expenses reasonably incurred in the preparation, printing, mailing and publishing of the Offer to Purchase, any Additional Materials, this Agreement and any other materials and information relating to the Offer;

5.2.2	all advertising charges reasonably incurred in connection with the Offer;

5.2.3	all costs reasonably incurred in the publication of notices and other communications with holders reasonably necessary in connection with the Offer; and

5.2.4
all other expenses reasonably incurred by the Dealer Manager in connection with their acting as Dealer Manager including, without limitation, their reasonable out of pocket expenses and fees and disbursements of their legal counsel(s), plus value added tax (“VAT”), if any, and all other costs and expenses incidental to the performance of their obligations hereunder and in connection with the Offer, including those related to marketing conducted in connection therewith.

5.3
Purchaser’s Expenses: The Purchaser shall be responsible for all of their own fees, expenses and other costs incurred in connection with the Offer including, without limitation, its own legal fees, the tender agent fees, any accounting and auditors’ fees and expenses and any of the items referred to in Clause 5.2.

5.4
Payment: All payments under this Agreement shall be made in accordance with the payment instructions of the Dealer Manager on the due date for payment or within 30 calendar days of the invoice, as the case may be. All amounts payable under this Agreement are exclusive of VAT, sales and any similar taxes which may be payable on those payments, which will be invoiced to, or otherwise payable by, the Purchaser. All payments under this Agreement shall be made in full without set-off, condition, restriction, counterclaim, deduction or withholding.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents, warrants and agrees with the Dealer Manager, on each of the date of this Agreement, the Launch Date (if other than the date hereof), the Settlement Date and each day falling between the Launch Date and the Settlement Date, as follows:

6.1.1
the Purchaser and each of its subsidiaries have been duly organized and are validly existing and, where applicable, in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and, where applicable, are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial position, results of operations, shareholders’ equity, cashflow or prospects of the Purchaser and its subsidiaries taken as a whole, or on the performance by the Purchaser and its subsidiaries of its obligations under the Agreements (a “Material Adverse Effect”);

6.1.2
assuming the Offer is made as contemplated to exclude persons in the United States and the use of any US jurisdictional means and that the US securities laws do not apply, the Purchaser is able lawfully to make and complete the Offer and to execute and perform its obligations under the Agreements;

6.1.3
the Purchaser has full right, power and authority to execute and deliver the Agreements and any other agreement or instrument entered into with respect to the Offer and to perform its obligations hereunder and thereunder; and all action (corporate or other) required to be taken for the due and proper authorization, execution and delivery of each of such Agreements or other agreements or instruments and the consummation of the transactions contemplated thereby has been duly and validly taken; and the Agreements constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms subject to all applicable insolvency laws and other laws affecting the rights of creditors generally, and subject, as to enforceability, (i) to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (ii) with respect to the enforceability of a judgment whether there is a treaty in force relating to the mutual recognition of foreign judgments;

6.1.4
the authorization, execution, delivery and performance by the Purchaser of each of the Agreements and compliance by the Purchaser with the terms thereof and the consummation of the transactions contemplated by the Agreements will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Purchaser or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority;

6.1.5
no consent, approval, authorization, order, filing, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Purchaser of the Agreements and compliance by the Purchaser with the terms thereof and the consummation of the transactions contemplated by the Agreements;

6.1.6
the Offer Materials contain all the information required to comply with applicable laws and regulations, and comply with the requirements of the laws and regulations of those jurisdictions in which (i) they are or will be distributed by or on behalf of the Purchaser or (ii) solicitations of tenders are or will be made pursuant to the Offer, and otherwise comply in all material respects with such laws and regulations;

6.1.7
the Offer Materials, as of their respective dates and as of the expiration and the closing of the Offer, did not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Purchaser makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Dealer Manager furnished to the Purchaser in writing by such Dealer Manager expressly for use in the Offer Materials.  No order or decree preventing the use of the Offer Materials, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act or any other securities laws has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Purchaser, is contemplated;

6.1.8	the Purchaser has not paid or agreed to pay to any person any compensation for the solicitation of tenders from Noteholders pursuant to the Offer (except as contemplated by the Agreements);

6.1.9
neither the Purchaser nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security to facilitate the Offer or encourage Noteholders to tender Notes in the Offer;

6.1.10
except as otherwise disclosed in the Offer Materials, no stamp, issuance, transfer or other similar taxes or duties are payable by or on behalf of the Initial Purchasers in Bermuda, The Netherlands Antilles and The Netherlands, the United Kingdom or the United States or any political subdivision or taxing authority thereof or therein in connection with the execution and delivery of the Agreements and the consummation of the transactions contemplated hereby and thereby;

6.1.11
except as described in the Offer Materials or available in the Purchaser’s public filings, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Purchaser or any of its subsidiaries is or may be a party or to which any property of the Purchaser or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Purchaser or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Purchaser no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or by others;

6.1.12
no event has occurred or circumstances arisen that might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event of default as described under the terms and conditions of the Notes.

6.1.13
none of the Purchaser and any of its affiliates or subsidiaries is aware of any fact or circumstance (other than as disclosed in the Offer Materials or available in the Purchaser’s public filings) which, if made public, might reasonably be expected to have a significant effect on the price or value of the Notes or any other securities issued by the Purchaser; and

6.1.14
provided the Purchaser consummates its offering of at least €150,000,000 principal amount of the Purchaser’s Senior Notes due 2016, the Purchaser has or will have available funds, and is or will be authorised to use such funds under applicable law, to pay the full Purchase Price for the Notes that it may become committed to purchase pursuant to the Offer, and all related fees and expenses.

7.	AGREEMENTS

7.1	The Purchaser agrees with the Dealer Manager as follows:

7.1.1
it will, if necessary, produce such supplements to the Offer Materials as may be required to ensure the accuracy of the representations, warranties and agreements of the Purchaser under this Agreement;

7.1.2
it will furnish to the Dealer Manager, without charge, during the period beginning on the Launch Date and continuing to, and including, the Settlement Date, the Offer Materials (excluding any information incorporated by reference therein that is available on or prior to the Launch Date) and any amendments and supplements thereto;

7.1.3	it will not amend or supplement the Offer Materials without giving prior notice to and consulting with the Dealer Manager;

7.1.4	it will not extend, re-open, amend, waive any condition of or terminate the Offer without giving prior notice to and consulting with the Dealer Manager;

7.1.5	it will not directly or indirectly solicit any person in the United States to tender into the offer or knowingly accept tenders from any person in or from the United States;

7.1.6
it will, as any such taxes or duties become due and payable, bear and pay all stamp, registration and other taxes and duties (other than income tax) which may be payable upon or in connection with the Offer or the execution of the Agreements; and

7.1.7
it will advise the Dealer Manager promptly of (i) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would require the making of any change to any Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (ii) the issuance by any governmental or regulatory authority of any comment or order or the taking of any other action concerning the Offer and (iii) any material developments in connection with the Offer, including, without limitation, the commencement of any legal proceedings concerning the Offer.

7.2
The Purchaser acknowledges and agrees that the Dealer Manager (a) has been retained solely to provide the services set forth in this Agreement; (b) may perform the services contemplated by this Agreement in conjunction with its affiliates, and any of its affiliates performing services under this Agreement shall be entitled to the benefits and be subject to the terms of this Agreement; (c) is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services and, in the ordinary course of business, the Dealer Manager and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Purchaser, its affiliates or other entities that may be involved in the transactions contemplated by this Agreement; and (d) is not an adviser as to legal, tax, accounting or regulatory matters in any jurisdiction and the Purchaser must consult with its own advisers concerning such matters and will be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and the Dealer Manager shall have no responsibility or liability to the Purchaser with respect to any advice given as to legal, tax, accounting or regulatory matters.

7.3	The Purchaser acknowledges and agrees that:

7.3.1
the Dealer Manager has been retained pursuant to this Agreement solely to act as dealer manager in connection with the Offer and that no fiduciary, advisory or agency relationship exists between the Dealer Manager and the Purchaser or has been created in respect of this Agreement, irrespective of whether the Dealer Manager has advised or is advising the Purchaser on other matters; and

7.3.2
the Purchaser has been advised that the Dealer Manager and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Purchaser and that the Dealer Manager has no obligation pursuant to this Agreement to disclose such interests and transactions to the Purchaser by virtue of any fiduciary, advisory or agency relationship.

8.	CONDITIONS TO THE OBLIGATIONS OF THE DEALER MANAGER AND TERMINATION RIGHTS

8.1	The obligations of the Dealer Manager under this Agreement are at all times subject to the conditions that:

8.1.1
all consents and approvals of any court, government department or other regulatory body required by the Purchaser for or in connection with (i) the execution of, or performance of the Purchaser's obligations under, the Agreements and (ii) the making and completion of the Offer (including, without limitation, the distribution of the Offer Materials), shall have been obtained and be unconditional and remain in full force and effect;

8.1.2
before the Settlement Date, the Purchaser shall have delivered to the Dealer Manager such further information, certificates and documents as the Dealer Manager may reasonably request relating to the Offer or otherwise relating to the matters contemplated hereby; and

8.1.3	the Purchaser shall have procured the delivery to the Dealer Manager on the date of this Agreement the conditions precedent documentation contained in items 1 and 2 of Schedule 1 to this Agreement.

8.2

8.2.1	If:

(a)	any of the conditions specified in this Clause 8 is not satisfied when and as provided in this Agreement; or

(b)	any of the representations, warranties and agreements given or made by the Purchaser set forth in this Agreement is untrue or is breached in any respect,

the Dealer Manager may (after prior consultation with the Purchaser, where practicable) at, or any time prior to, the Settlement Date give a termination notice to the Purchaser.

8.3
On the giving of a termination notice under Clause 8.2 at any time on or before the Settlement Date, this Agreement shall terminate (subject to Clause 11) and the Dealer Manager or the Purchaser shall be discharged from performance of its obligations under this Agreement, provided, however, that the Dealer Manager shall receive all fees and expenses payable under this Agreement which have accrued to the date of such termination notice (provided, in the case of the fees set out in Clause 5.1, the Tender Offer has settled).

8.4
In addition to the termination rights provided under Clause 8.2, this Agreement shall terminate (subject to Clause 11) (i) on the Settlement Date, (ii) upon written notice by the Purchaser to the Dealer Manager to terminate this Agreement at any time in the event they decide not to proceed with the Offer or (iii) upon the expiration, termination or withdrawal of the Offer and in each case, the Purchaser and the Dealer Manager shall each be discharged from performance of its obligations under this Agreement, provided, however, that the Dealer Manager shall receive all fees and expenses payable under this Agreement which have accrued to the date of such termination notice  (provided, in the case of the fees set out in Clause 5.1, the Offer has settled).

9.	INDEMNIFICATION

9.1	The Purchaser undertakes and agrees with the Dealer Manager that, if the Dealer Manager or any Relevant Party incurs any Loss arising out of, in connection with or based upon:

9.1.1	any actual or alleged breach by the Purchaser of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, this Agreement; or

9.1.2	any untrue or misleading (or allegedly untrue or misleading) statement by the Purchaser in, or any omission (or alleged omission) from, the Offer to Purchase,

9.2
the Purchaser shall pay to the Dealer Manager on demand an amount equal to such Loss. The Dealer Manager shall not settle any claim against it involving the incurrence of any such Loss without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).  The Dealer Manager shall not have any duty or other obligation, whether as fiduciary or trustee, for any Relevant Party or otherwise, to recover such payment or to account to any other person for any amounts paid to it under this Clause 9.2.

10.	NON-DISCLOSURE

No Party to this Agreement shall disclose the provisions of this Agreement to any other person (except to its legal, financial or other professional advisers) without the prior written consent of the other Party, unless a Party reasonably determines that the failure to make such disclosure would violate applicable law or regulations or is required to be disclosed by applicable law or regulations (including pursuant to any securities laws or listing requirements) in which case that Party shall promptly notify the other Party of the proposed disclosure and the reasons for such disclosure.

11.	SURVIVAL

11.1
The respective agreements, representations, warranties and indemnities of the Purchaser and the Dealer Manager set forth in or made pursuant to this Agreement shall continue in full force and effect and shall survive any termination of this Agreement and the completion of the Offer, regardless of any investigation made by or on behalf of the Purchaser or the Dealer Manager or any of them.

11.2	Clauses 5, 6, and 9 shall survive any termination of this Agreement.

12.	NOTICES

Any notice or notification in any form to be given to the Purchaser or the Dealer Manager may be delivered in person or sent by facsimile addressed to:

If to the Purchaser:

Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London
W1J 5EU
United Kingdom

Facsimile number:	+44 (0)207 127 5801
Email:	Dan.Penn@cme-net.com
Attention of:	Daniel Penn, Esq.

with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
United States

Attention of: Robert L. Kohl, Esq.

If to the Dealer Manager:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London
EC2N 2DB
United Kingdom

Email:	liability.management@db.com
Telephone:	+44 207 545 8011
Attention of:	Liability Management Group

Any such notice shall be in English and shall take effect, in the case of delivery, at the time of delivery and, in the case of facsimile, at the time of despatch.

13.	ENTIRE AGREEMENT

This Agreement contains the entire understanding of the Parties with respect to the Dealer Manager acting as dealer manager for the Offer and supersedes all previous agreements between the Parties relating to these transactions and may not be modified or amended except by an agreement in writing executed by the Parties.  Any provision of this Agreement may be waived if such waiver is in writing and is signed by the Party against whom the waiver is to be effective.

14.	SUCCESSORS

This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and no other person will have any right or obligation hereunder.

15.	ASSIGNMENT

Neither the Dealer Manager nor the Purchaser may assign its rights or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party.  In the absence of such written consent, any purported assignment or transfer shall be void.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed wholly within the State of New York.  Each of the parties hereto waives any right to trial by jury in any action, claim, suit or proceeding with respect to the Dealer Manager’s engagement hereunder.  The parties hereto consent to the jurisdiction of the courts of England and Wales located in London in any action or proceeding related to this Agreement (except that a judgment obtained in such courts may be enforced in any jurisdiction) and the Purchaser hereby appoints CME Development Corporation, with the notice details specified in Clause 12 hereof, as its agent for service of process hereunder. The provisions of this Clause 16 are intended to be effective upon the execution of this Agreement without any further action by the parties hereto and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

17.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

18.	MISCELLANEOUS

18.1	Time shall be of the essence of this Agreement.

18.2	The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.

18.3
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

18.4	For the purposes of this Agreement, the Dealer Manager shall treat the Purchaser as a professional client.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SIGNATURES
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By: /s/ Charles Frank

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Camelia Robu	/s/ Matthias Russwurm